Exhibit 10.28

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of January 1, 2016 (the “Effective Date”), by and between Antonius Schuh, Ph.D. (the “Executive”) and Trovagene, Inc., a Delaware corporation (the “Company”).
R E C I T A L S
WHEREAS, Executive serves as the Chief Executive Officer of the Company;
WHEREAS, Executive is a Managing Partner of Global Source Ventures LLC, an investment and consulting firm (together with its successors and assigns, “GSV”), and serves as director, officer and/or consultant of or to various entities;
WHEREAS, the Executive previously entered into an executive agreement with the Company as of October 11, 2011 (the “Executive Agreement”); and
WHEREAS, the parties wish to enter into a new Agreement between the Executive and the Company in its entirety, on the terms and conditions contained in this Agreement, which will supersede, amend and restate the Executive Agreement and all prior agreements and understandings between the parties, oral or written.
AGREEMENT
In consideration of the mutual covenants herein contained and the employment of Executive by the Company, the parties agree as follows:
1.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)“Cause” shall mean any of the following: (i) the commission of a material act of fraud, embezzlement or misappropriation, which is intended to result in substantial personal enrichment of Executive in connection with Executive’s employment with the Company; (ii) Executive’s conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) a material breach of Executive’s proprietary information agreement that is materially injurious to the Company; or (iv) Executive’s (1) material failure to perform his duties as set forth in this Agreement, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.
(b)“Change of Control” shall mean the occurrence of any of the following events:
(i)the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), obtains “beneficial ownership” (as defined in Rule 13d 3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);
(ii)the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly more than fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or
(iii)there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.
(c)“Disability” means totally and permanently disabled as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof.

(d)“Good Reason” shall mean without Executive’s express written consent any of the following: (i) a material reduction of Executive’s duties, position or responsibilities relative to Executive's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a reduction of Executive's compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than twenty-five (25) miles from the Company’s then current principal location; (iv) a material breach by the Company of this Agreement or any other agreement with Executive that is not corrected within fifteen (15) days after written notice from Executive (or such earlier date that the Company has notice of such material breach); or (v) the failure of the Company to obtain the written assumption of this Agreement by any successor contemplated in Section 13 below.
2.Duties and Scope of Position. During the Term (as defined below), Executive will serve as Chief Executive Officer of the Company, reporting to the Board of Directors, and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing his investments, other business affairs and other matters or serving on civic or charitable boards or committees, provided that no such activities unduly interfere with the performance of his obligations under this Agreement, provided that Executive shall honor the non-competition and non-solicitation terms as per Section 16 below. During the Term, Executive agrees to disclose to the Company those other companies of which he is a member of the Board of Directors, an executive officer, or a consultant.
3.Term. The term of Executive’s employment under this Agreement shall commence as of January 1, 2016 (the “Effective Date”) and shall continue until January 1, 2020, unless earlier terminated in accordance with Section 10 hereof. The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew such employment, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Term as that term is defined below. The period commencing as of the Effective Date and ending on Executive’s last date of employment with the Company under this Agreement is the “Term” and the end of the Term is referred to herein as the “Expiration Date.”
4.Base Compensation. The Company shall pay to Executive a base compensation (the “Base Compensation”) of $488,800 per year (prorated for any partial year), payable at such times as the Company customarily pays its other senior executives (but in any event no less often than monthly). In addition, each year during the Term, Executive shall be reviewed for purposes of determining the appropriateness of his Base Compensation hereunder. The Base Compensation shall be subject to all federal, state and local payroll tax withholding and any other withholdings required by law. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.
5.Benefits; Expense Reimbursement.
(a)Benefits. During the Term, Executive shall be entitled to participate in all company employee benefit plans. In the event Executive elects to pay to a self-funded health insurance program, Executive shall be reimbursed by the Company for such costs up to the maximum amount the Company would be obligated to pay for similar benefits pursuant to its health insurance plans.
(b)Expenses. During the Term, the Company shall promptly reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company.
6.Target Bonus. In addition to his Base Compensation, during the Term Executive shall be given the opportunity to earn an annual bonus (the “Bonus”) of up to 50% of Base Compensation. The Bonus shall be earned by Executive upon the Company’s achievement of performance milestones for a fiscal year (in each case, the “Target Year”) to be mutually agreed upon by the Executive and the Board or its compensation committee. In the event Executive is employed by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 6, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was employed by the Company during such Target Year divided by 365. The determinations of the Board or its compensation committee with respect to Bonuses will be final and binding.
7.Stock Option Grant. The Company shall grant 450,000 non-qualified stock options (the “Options”) to Executive pursuant to the Company’s 2014 Equity Incentive Plan in January 2016. Such Options will have an exercise price equal to the closing price of the Common Stock of the Company, as reported on The Nasdaq Stock Market, LLC, on the date of grant. The Options will vest monthly in equal amounts over a period of 4 years from the date of grant. Except as provided in the foregoing sentences, the Option shall have the same terms as the stock option grant agreement for the option granted on December 11, 2014, by the Company to Executive. The Options shall be deemed to have been earned by Executive effective as of the Effective Date.

8.Prior Stock Options. The Company and Executive hereby acknowledge and agree that all of the stock options granted by the Company to Executive prior to the Effective Date are deemed transferred in their entirety by Executive to GSV, and the Company hereby consents to each such transfer. In addition, the Company agrees that the incentive stock option agreement granted October 15, 2012, by the Company to Executive was intended to provide non-qualified stock options to Executive on the date of grant. As such, Company hereby agrees to amend such incentive stock option agreement to reflect that the options granted thereunder are non-incentive stock options, and that all such granted options (whether vested or unvested) shall transfer to GSV effective as of the Effective Date.
9.Additional Options. In lieu of the Realization Bonus in the Executive Agreement, the Company shall grant an additional 350,000 non-qualified stock options to Executive pursuant to the Company’s 2014 Equity Incentive Plan in January 2016 (the “Additional Options”). The Additional Options will have an exercise price equal to the closing price of the Common Stock of the Company, as reported on The Nasdaq Stock Market, LLC, on the date of grant, and will vest immediately upon grant. Except as provided in the foregoing sentences, the Additional Options shall have the same terms as the stock option grant agreement for the option granted on December 11, 2014, by the Company to Executive. The Additional Options shall be deemed to have been earned by Executive effective as of the Effective Date.
10.Termination.
(a)Termination by the Company. Subject to the obligations of the Company set forth in Section 11 below, the Company may terminate Executive’s employment at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. Notwithstanding the foregoing, in the event the Company desires to terminate the Executive’s employment without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice. Executive’s employment shall terminate automatically in the event of his death.
(b)Termination by Executive. Executive may voluntarily terminate the Term upon sixty (60) days’ prior written notice for any reason or no reason.
(c)Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 11 below, Executive’s employment shall terminate automatically upon his death. Subject to the obligations of the Company set forth in Section 11 below, in the event Executive is unable to perform his duties as a result of Disability during the Term, the Company shall have the right to terminate the employment of Executive by providing written notice of the effective date of such termination.
11.Payments Upon Termination of Employment.
(a)Termination for Cause, Death or Disability or Termination by Executive. In the event that Executive’s employment hereunder is terminated during the Term by the Company for Cause, as a result of Executive’s death or Disability, or voluntarily by Executive without Good Reason, the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination, the Company shall pay Executive a lump sum amount equal to (i) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any Bonus, Options and Additional Options earned and not yet paid or granted, as applicable, through the date of termination; and (iii) within 2-1/2 months following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination.
(b)Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason, the Company shall compensate Executive as follows:
(i)on the date of termination, the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus, Options and Additional Options earned and not yet paid or granted, as applicable, through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and, provided that Executive executes a written release, substantially in the form attached hereto as Exhibit A, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, the Company shall pay Executive the Base Compensation for twenty four (24) months from the date of termination, the potential Bonus the Executive is or would be eligible for pursuant to Section 6 herein during such twenty-four (24) month period following the termination and any benefits pursuant to Section 5 herein that the Executive is or would be eligible for during such twenty-four (24) month period. Without limiting the foregoing, Executive also shall be entitled to the severance benefits set forth under Section 11(c) below.

(c)Termination in the Context of a Change of Control. Notwithstanding anything in Section 11(a) or 11(b) herein to the contrary, in the event of Executive’s termination of employment with the Company either (i) by the Company without Cause at any time within twelve (12) months prior to the consummation of a Change of Control if, prior to, or as of such termination, a Change of Control transaction was Pending (as defined in Section 11(d) below) at any time during such twelve (12)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time upon or within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to the following payments and other benefits:
(i)on the date of termination (except as specified in clause (C)), the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination;
(ii)on the date of termination, the Company shall pay to Executive a lump sum amount equal to twenty-four (24) months of Executive’s Base Compensation then in effect as of the day of termination, the maximum Bonus the Executive is or would be eligible for pursuant to Section 6 herein during such twenty-four (24) month period and any benefits pursuant to Section 5 herein that the Executive is or would be eligible for during such twenty-four (24) month period;
(iii)notwithstanding any provision of any stock incentive plan, stock option agreement, restricted stock agreement or other agreement relating to capital stock of the Company, all of the shares and equity awards held by Executive or transferred by Executive to GSV that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive or transferred by Executive to GSV, become fully exercisable for (A) a period of six months following the date of termination only if at the time of such termination there is a Change of Control transaction Pending (as defined in Section 11(d) below) or (B) if clause (A) does not apply, then such period of time set forth in the agreement evidencing the security; and
(iv)Severance benefits under this Section 11(c) and Section 11(b) above shall be mutually exclusive and severance under one such section shall prohibit severance under the other.
In order to effectuate the provisions of Section 11(c)(iii) hereof, in the event that Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason, no equity award held by Executive or transferred by Executive to GSV shall expire or terminate prior to the earlier to occur of (a) ten (10) years after the date of the award and (b) fifteen (15) months after Executive’s termination of employment with the Company.
(d)Definition of “Pending.” For purposes of Section 11(c) herein, a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction; or (C) a third party has publicly announced, through a filing with the Securities and Exchange Commission, its intent to commence a tender offer or similar transaction to acquire 50% or more of the outstanding voting interests of the Company.
12. 280G Excise Tax. Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive under this Agreement or under any other agreement between Executive and the Company or otherwise (collectively, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order (unless reduction in another order is required to avoid adverse consequences under Section 409A of the Code, in which case, reduction will be in such other order): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first

(as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.
13.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or otherwise pursuant to a Change of Control shall assume the Company’s obligations under this Agreement and agree expressly in writing delivered to Executive, at or prior to such Change of Control, to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a Change of Control. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by contract, operation of law or otherwise.
14.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or (b) three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.
15.Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit B, and incorporated herein by this reference.
16.Non-Competition; Non-Solicitation.
(a)Non-Compete. The Executive hereby covenants and agrees that during the Term and for a period of one year following the Expiration Date, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered

Area. For the purpose of this Section 16(a), (i) “Competing Business” means any medical diagnostic company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to trans renal DNA and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.
(b)Non-Solicitation. Executive further agrees that during the Term and for a period of one (1) year from the Expiration Date, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.
(c)Remedies. Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by Executive of his covenants and agreements set forth herein. Accordingly, Executive agrees and acknowledges that any such violation of this Section 16 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to seek injunctive relief against the breach of this Section 16 or the continuation of any such breach by the Executive without the necessity of proving actual damages.
17.Employment Relationship. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).
18.Miscellaneous Provisions.
(a)Survival. Sections 1, 5, 6, 11, 12, 14, 15, 16 and 18 herein, including this Section 18(a), shall survive the termination of Executive’s employment with the Company, the expiration of this Agreement and the termination of this Agreement for any reason.
(b)Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Entire Agreement. This Agreement supersedes, amends and restates all prior agreements and understandings between the parties, oral or written, including, without limitation, the Executive Agreement. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.
(g)Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(h)Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	Trovagene, Inc.
	By:	/s/ Thomas H. Adams
	Name:	Thomas H. Adams
	Title:	Chairman

EXECUTIVE:		/s/ Antonius Schuh
Antonius Schuh, Ph.D.

Exhibit A

Form of Release Agreement

Exhibit B

Confidentiality and Inventions Agreement